EXHIBIT 99.1

PRESS RELEASE
FOR RELEASE NOVEMBER 17, 2010 AT 4:00 P.M.

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James Plack	Joseph J. Bouffard
President and CEO	President and CEO
American Bank Holdings, Inc.	BCSB Bancorp, Inc.
American Bank	(410) 256-5000

American Bank and BCSB Bancorp, Inc. Announce Mutual Termination of Agreement for Sale of Four Baltimore County Savings Bank, F.S. B. Branches to American Bank

ROCKVILLE and BALTIMORE, MD, November 17, 2010 – American Bank and BCSB Bancorp, Inc. (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, F.S.B., today announced that they have mutually terminated the Purchase and Assumption Agreement that American Bank and Baltimore County Savings Bank, F.S.B. previously executed on January 12, 2010.  The termination occurred without penalty to either party.

In a joint statement, James Plack, president and Chief Executive Officer of American Bank, and Joseph Bouffard, President and Chief Executive Officer of BCSB Bancorp, Inc., said: “This is a mutual decision by the parties.  While we believe this transaction could still be beneficial to both companies, obtaining regulatory approval has taken longer than anticipated, and we have reached the point where it is in the best interest of both of our franchises to terminate the agreement and proceed forward.”

American Bank is the wholly owned banking subsidiary of American Bank Holdings, Inc.  Since 1983, American Bank has been providing financial services to its community.   American Bank operates six branch locations in Maryland, Washington D.C. and Ohio.  For more information, visit www.americanfsb.com.

 BCSB Bancorp, Inc. operates principally through Baltimore County Savings Bank, F.S.B., which was founded in 1955 and provides regional community banking solutions through 18 locations across the Baltimore metropolitan area. For more information, visit www.baltcosavings.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  BCSB Bancorp, Inc. intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including the Risk Factors described in BCSB Bancorp, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2009.